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                                                                    EXHIBIT 11.1

Three Months Ended
                                                                   March 31,
                                                        2000                       1999
Basic:
  Average shares outstanding                          4,072,718                   4,129,097
  Net Income                                         $  715,000                  $  235,000
  Per share amount                                   $    .1756                  $    .0569

Dilutive:
   Average shares outstanding                         4,072,718                   4,129,097
   Net effect of dilutive stock options --
       based on the treasure stock method using
       period-end market price, if higher than
       average market price                             374,375                   1,003,277
Assumed conversion of Class A convertible
      Preferred Stock                                   420,000                     420,000
Total                                                 4,867,093                   5,552,374
Net Income                                           $  737,000                  $  258,000
Per share amount                                     $    .1514                  $    .0465





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